Exhibit 99.1

United Security Bancshares -

16.8% ROE for 2nd Quarter of 2004

FRESNO, CA, July 13, 2004 — Dennis R. Woods, President and Chief Executive Officer of United Security Bancshares http://www.unitedsecuritybank.com/ (NasdaqNM: UBFO) reported today the results of operations for the 2nd quarter of 2004. Return on average equity for the 2nd quarter was 16.8% and the return on average assets was 1.52%. Net income was $2,072,000, as compared with $2,211,000 in 2003, a decrease of 6.29%. Net income was $3,770,000 for the six months ended June 30, 2004 as compared with $3,946,000 in 2003, a decline of 4.46%.

The net income decrease of $176,000 in first half of 2004 resulted from several factors which, except for income taxes, were more than offset by increased core earnings. In the first half of 2003 the company earned shared appreciation income of $406,000 while none was earned in 2004. Costs associated with the Taft National Bank acquisition and opening and operating the new Convention Center branch added costs in excess of $100,000.  The company earned $331,000 more, up 5.8%, in pretax income in 2004 but accrued $507,000 more income tax than in 2003. This resulted from the elimination of real estate investment trust (REIT) tax benefits by the California Franchise Tax Board (FTB).

Core earnings growth outpaced these adversities, except for income tax accruals, as evidenced by the increase in pretax 2004 earnings. In 2003 the company utilized the tax benefit provided by regulation in all but the 4th quarter. In the 4th quarter 2003, after the FTB announcement, the company accrued state income tax without regard to the REIT benefits for the entire year. As a result, the tax accrual variance will continue to distort comparative net income until the 4th quarter 2004.

Basic earnings per share for the 2nd quarter were $0.37 compared with $0.41 for 2003, a 9.8% decrease. Diluted earnings per share for the quarter were also $0.37 compared with $0.40 a year ago. Year to date basic earnings per share for 2004 were $0.68 compared with 0.73 in 2003, a 6.8% decrease. Year to date diluted earning per share for 2004 were $0.67 compared with $0.72 in 2003, a 6.9% decrease.

Woods added, “I am very pleased with the pretax earnings numbers, up $331,000 year to date. Once we get to the 4th quarter, net income will once again be comparable. We continue to project a record year for earnings.”

Return on average equity for the 2nd quarter was 16.8% and the return on average assets was 1.52%. For the same period in 2003, ROAE was 20.9% and ROAA was 1.75%. For the six months just ended, return on average equity was 15.9% and the return on average assets was 1.45%. For the same period in 2003, ROAE was 18.9% and ROAA was 1.57%. The stability of these key ratios is indicative of the banks’ consistent performance and ability to build shareholder value, even during expansion.

The 63rd consecutive quarterly cash dividend of $0.16 per share, up from $0.145 for an 10.3% increase from a year ago, was declared on June 22, 2004 to be paid on July 21, 2004, to shareholders of record on July 9, 2004..

Shareholders’ equity ended the quarter at $50,358,000, an increase of 16.8% over June 30, 2003. Dividends of $3.3 million were paid out of shareholders’ equity to shareholders during the past 12 months. During the last 12 months $2,260,965 from shareholders’ equity was used to purchase and retire Company stock. The average price paid per share was $23.69 and the number of shares purchased and retired was 95,445 shares. In addition, $6,439,000 was added to shareholders’ equity as a result of the Taft National Bank acquisition.

Net interest income for the 2nd quarter 2004 was $6.0 million, up $1.5 million from 2003 for an increase of 32.5%. The net interest margin increased from 3.87% in 2003 to 4.86% in the 2nd quarter of 2004. The increase is primarily attributable to growth in earning assets and a decrease in funding costs. Earning assets increased by $28 million over the past 12 months.

Noninterest income for the 2nd quarter of 2004 was $1,210,000, down from $1,551,000 in 2003 for a decrease of $341,000 or 22%. The decrease primarily resulted from $395,000 in shared appreciation income in the 2nd quarter 2003 that did not reoccur in 2004 and was partially offset from increases in service charges on deposit accounts.

2nd quarter operating expenses for the three months ended June 30 were $3,540,000 for 2004 and $2,693,000 for 2003, an increase of $834,000 or 31.4%. The primary factors contributing to the rise were salaries and other employee benefits related to the Taft acquisition, Convention Center branch, and other key staff position additions to better poise the company for continued strong growth. The efficiency ratio changed to 50.1% for 2004 from 47.0% in 2003.

The provision for loan loss was $640,000 for the first half of 2004 and $501,000 for same period in 2003. The banks model used to determine the adequacy of the allowance for loan losses is the primary factor for establishing the amount of the provision for loan losses and is considered adequate.

Nonperforming assets improved to 3.25% of total assets on June 30, 2004 from 4.05% at March 31, 2004.

United Security Banc shares is a $562 million bank holding company. United Security Bank, it’s principal subsidiary is a state chartered bank and member of the Federal Reserve Bank of San Francisco.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements about the company for which the company claims the protection of the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on management’s knowledge and belief as of today and include information concerning the company’s possible or assumed future financial condition, and its results of operations, business and earnings outlook. These forward-looking statements are subject to risks and uncertainties. A number of factors, some of which are beyond the company’s ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements. These factors include (1) changes in interest rates, (2) significant changes in banking laws or regulations, (3) increased competition in the company’s market, (4) other-than-expected credit losses, (5) earthquake or other natural disasters impacting the condition of real estate collateral, (6) the effect of acquisitions and integration of acquired businesses, (7) the impact of proposed and/or recently adopted changes in regulatory, judicial, or legislative tax treatment of business transactions, particularly recently enacted California tax legislation and the subsequent Dec. 31, 2003, announcement by the Franchise Tax Board regarding the taxation of REITs and Riches; and (8) unknown economic impacts caused by the State of California’s budget issues. Management cannot predict at this time the severity or duration of the effects of the recent business slowdown on our specific business activities and profitability. Weaker or a further decline in capital and consumer spending, and related recessionary trends could adversely affect our performance in a number of ways including decreased demand for our products and services and increased credit losses. Likewise, changes in deposit interest rates, among other things, could slow the rate of growth or put pressure on current deposit levels. Forward-looking statements speak only as of the date they are made, and the company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the statements are made, or to update earnings guidance including the factors that influence earnings.

For a more complete discussion of these risks and uncertainties, see the company’s Quarterly Report on Form 10-K for the year ended December 31, 2003, and particularly the section of Management’s Discussion and Analysis.

United Security Bancshares

Consolidated Balance Sheets

(unaudited)

(Dollars in thousands)

	June 30, 2004	June 30, 2003
Cash & noninterest-bearing deposits in other banks	$24,170	$17,802
Interest-bearing deposits in other banks	8,113	9,001
Federal funds sold	22,455	12,090
Investment securities	94,889	99,913
Loans, net of unearned fees	383,001	349,268
Less: allowance for loan losses	(6,951)	(5,060)
Loans, net	376,049	344,209
Premises and equipment, net	7,286	5,251
Intangible assets	4,228	2,123
Other assets	24,974	21,338
TOTAL ASSETS	$562,165	$511,726

Deposits:
Noninterest-bearing demand & NOW	$160,734	$122,524
Savings	31,121	24,974
Time	298,590	293,056
Total deposits	490,445	440,554

Borrowed funds	194	9,482
Other liabilities	5,704	3,569
Trust Preferred Securities	0	15,000
Junior subordinated debentures	15,464	0
TOTAL LIABILITIES	$511,807	$468,605

Shareholders’ equity:
Common shares outstanding: 5,701,355 at Jun. 30, 2004 5,445,145 at Jun. 30, 2003	$22,835	$17,724
Retained earnings	29,065	25,013
Unallocated ESOP shares	(162)	(441)
Other comprehensive income (loss)	$(1,379)	$826
Total shareholders’ equity	$50,358	$43,121
TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$562,165	$511,726

United Security Bancshares

Consolidated Statements of Income

(unaudited)

	Three Months Ending Jun 30 2004	Three Months Ending Jun 30 2003	Six Months Ending Jun 30 2004	Six Months Ending Jun 30 2003

Interest income	$7,574	$6,418	$14,140	$13,176
Interest expense	1,554	1,876	3,009	4,055
Net interest income	6,020	4,542	11,130	9,121
Provision for loan losses	397	256	640	501
Other income	1,210	1,551	2,314	2,659
Other expenses	3,540	2,693	6,737	5,541
Income before income taxes	3,293	3,144	6,067	5,738
Provision for income taxes	1,221	932	2,297	1,792
NET INCOME	$2,072	$2,211	$3,770	$3,946

United Security Bancshares

Selected Financial Data

	Three Months Ended 06/30/2004	Three Months Ended 06/30/2003	Six Months Ended 06/30/2004	Six Months Ended 06/30/2003

Basic Earnings Per Share	$0.37	$0.41	$0.68	$0.73
Diluted earning per share	$0.37	$0.40	$0.67	$0.72

Annualized Return on:
Average Assets	1.52%	1.75%	1.45%	1.57%
Average Equity	16.76%	20.90%	15.93%	18.93%
Net Interest Margin	4.86%	3.88%	4.69%	3.90%

Net Charge-offs to Average Loans	-0.01%	0.05%	0.09%	0.28%

	06/30/2004	06/30/2003

Book Value Per Share	$8.83	$7.92
Tangible Book Value Per Share	$8.09	$7.53
Efficiency Ratio	50.11%	47.04%
Non Performing Assets to Total Assets	3.25%	4.49%
Allowance for Loan Losses to Total Loans	1.81%	1.45%
Shares Outstanding - period end	5,701,355	5,445,145